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                                 EXHIBIT 23.1

            Consent of KPMG Peat Marwick LLP, Independent Auditors


The Board of Directors
Netopia, Inc.:

We consent to incorporation by reference in the registration statement dated August 19, 1998, on Form S-8 of Netopia, Inc. of our report dated November 4, 1997, relating to the consolidated balance sheets of Netopia, Inc. and subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997, and the related schedule, which reports appear in the September 30, 1997, annual report on Form 10-K of Netopia, Inc.


                                                /s/ KPMG PEAT MARWICK LLP

Mountain View, California
August 18, 1998